Exhibit 6.1

HNR Donna LLC

You should read this entire investment letter, and all attachments, including the attached risk factors, before signing.

INVESTMENT LETTER AND SUBSCRIPTION AGREEMENT

To:	The Kelsey Howard Lane Partners LLC
901 Mopac Expressway South
Building V, Suite 100
Austin, Texas 78746

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby tenders this subscription to acquire from The Kelsey Howard Lane Partners LLC, a Texas limited liability company (the “Company”), 3.00 Units of Interest in the Company (“Units”) for $150,000. In accordance with the foregoing, the Investor agrees as follows:

1.             Subscription. The Investor hereby irrevocably subscribes for the Units and tenders the aggregate purchase price for the Units to the Company. The Investor understands that this subscription is not binding on the Company until accepted by the Company, which acceptance is at the sole discretion of the Company and is to be evidenced by the Company’s execution of this Agreement where indicated. If the subscription is rejected, the Company will return to the Investor, without interest or deduction, any payment tendered by the Investor, and the Company and the Investor shall have no further obligation to each other hereunder. Unless and until rejected by the Company, this subscription shall be irrevocable by the Investor.

2.             Acceptance of Company Agreement. Subject to the terms of paragraph 1 above, the Investor hereby:

(a)          accepts, adopts and agrees to be bound by the provisions of the Company Agreement of the Company;

(b)          agrees that, if this subscription is accepted by the Company, the Member Counterpart Signature Page attached to this Agreement as Exhibit A will become a part of such Company Agreement, and that thereupon the undersigned will become a Member in the Company; and

(c)          notifies the Company and the other Members of the Company that address for notices under the Company Agreement of the Company is the address set forth on the signature page hereto.

3.             Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company as follows:

(a)          The Investor has received and read and is thoroughly familiar with this Agreement and each of the documents listed on Exhibit B attached hereto (the “Ancillary Documents”), and all exhibits, amendments or supplements to any of the foregoing.

(b)          The Investor has been given reasonable opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Units and to obtain additional information, to the extent readily available.

(c)          The Investor recognizes that the Company has no operating history and that the Units as an investment involve risk, which could lead to a loss of part or even all of the investment. The Investor has read and is thoroughly familiar with the Risk Factors described in Exhibit C to this Agreement.

(d)          The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of an investment in the Company and the suitability of the Units as an investment for the Investor, and of protecting the Investor’s own interests in connection with such investment, and the Investor has the net worth to undertake the risks of this investment.

(e)          The Investor is acquiring the Units for the Investor’s own account for investment and not with a view toward resale or distribution, and the Investor does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause the Investor to desire to sell or otherwise transfer the Units.

(f)          The Investor (1) has adequate means of providing for his current needs and possible personal contingencies, (2) has no need for liquidity in this investment, (3) is able to bear the substantial economic risks of an investment in the Units for an indefinite period, (4) at the present time, can afford a complete loss of such investment, and (5) does not have an overall commitment to investments which are not readily marketable that is disproportionate to the Investor’s net worth, and the Investor’s investment in the Units will not cause such overall commitment to become excessive.

(g)          The Investor has received no representations or warranties with respect to the Units from the Company, or the managers, officers, employees, members, representatives or agents of the Company. The Investor is not relying upon the Company, or any of its respective managers, officers, employees, members, representatives or agents with respect to the tax, economic or legal aspects of an investment in the Units.

(h)          It has been called to the Investor’s attention, by those individuals with whom the Investor has dealt in connection with the Investor’s investment in the Units, that the Investor’s investment in the Units is speculative and involves risk of loss by the Investor of the Investor’s entire investment and that the Investor must bear the economic risk of such investment for an indefinite period of time because the Units have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state or foreign securities laws and therefore cannot be sold unless subsequently registered under the Act and such state or foreign laws or unless an exemption from such registration is available. The Investor acknowledges that the Investor has no right to require that the Units be registered under the Act or any applicable state or foreign securities laws, that the Units may not be transferred or otherwise disposed of except in compliance with such laws, and that in the event of any future proposed transfer of the Units, the Investor shall be responsible for compliance with all conditions on transfer imposed by the Act or by such laws or by any Blue Sky or securities law administrator and for any expenses incurred by the Company for legal or accounting services in connection with reviewing any such proposed transfer.

(i)          The Investor was not offered or sold the Units, directly or indirectly, by means of any form of general solicitation or general advertising, including, but not limited to, the following: (1) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; or (2) to the knowledge of the undersigned, any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

(j)          The Investor, and each person or entity owning an interest in such Investor (as applicable), is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (2) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (3) none of the funds or other assets of the Investor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (4) no Embargoed Person has any interest of any nature whatsoever in such Investor (whether directly or indirectly) and (5) the Investor has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in it is prohibited by law or it is in violation of law.

(k)          Neither the Investor nor any of its principals has been convicted of (or pleaded nolo contendere or no contest to) a crime involving bank fraud, embezzlement, sex offences against a minor, mail fraud, or money laundering. For purposes of the immediately preceding sentence, “principals” means (1) for a partnership, each general partner and any other partner who is a natural person and holds twenty percent (20%) or more ownership interest in the partnership, or (2) for a corporation, limited liability company, association, or other entity, each director, each of the five (5) most highly-compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of twenty percent (20%) or more of the capital stock or other equity or ownership interest of the entity.

(l)          As described below, the Investor has a pre-existing substantive relationship with the Company (including any of its managers, officers or controlling persons) such that the Company has general knowledge of the Investor’s employment history, business experience, business or professional education, investment experience, income and net worth, as well as the Investor’s ability to evaluate the merits and risks of the proposed investment. The circumstances of such pre-existing substantive relationship are as follows (check all that apply):

☐	Past Investor with the Bonner Carrington organization.

☒	Other business relationship with Bonner Carrington or Stuart B. Shaw or another member of the Bonner Carrington management team.

☐	Social relationship with, or family member of, Stuart B. Shaw or another member of the Bonner Carrington management team.

☐	Other. Explain:

4.             Status of Investor. The Investor represents and warrants that the Investor comes within at least one category described on Exhibit D to this Agreement and the Investor has marked Exhibit D to reflect the category or categories that apply to the Investor.

5.             USA Patriot Act. The Investor has reviewed the representations and warranties regarding compliance with the USA Patriot Act as set forth on Exhibit E to this Agreement and the Investor represents that such representations and warranties are true.

6.             Indemnification. The Investor acknowledges that the Investor understands the meaning and legal consequences of the representations and warranties in paragraph 3, paragraph 4 and Exhibit E hereof and that such representations and warranties are being relied upon and will be relied upon by the Company and its respective managers, officers, employees, members, representatives, agents and controlling persons, and the Investor hereby agrees to indemnify and hold harmless the Company and its respective officers, managers, employees, members, representatives, agents and controlling persons, from and against any and all loss, claim, damage, liability or expense, and any action in respect thereof, joint or several, to which any such person may become subject, due to or arising out of or in connection with a breach of any such representation or warranty, together with all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by any such person in connection with the same. The Investor further agrees that should this indemnity and hold harmless be held unenforceable for any reason and to any extent, the same shall have no effect on the remainder of this indemnity and hold harmless or the remainder of this Agreement, which shall remain enforceable in accordance with its terms to the maximum extent permitted by law. Notwithstanding the foregoing, however, no representation or warranty or agreement made herein by the Investor shall in any manner be deemed to constitute a waiver of any rights granted to the Investor under federal or state securities laws, other than as permitted by law.

7.             Restrictions and Limitations on Transfer of Securities. The Investor understands and agrees that the following restrictions and limitations are applicable to the Investor’s acquisition of and any resale, pledge, hypothecation or other transfer of the Units:

(a)          The Investor agrees that the Units shall not be sold unless either (i) the Units are registered under the Act and applicable state or federal securities laws or (ii) the sale or transfer of the Units is exempt therefrom;

(b)          Legend(s) have been or will be placed on any certificate(s) or other document(s) evidencing the Units in substantially the following form:

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF THE UNITED STATES, WHETHER STATE OR FEDERAL. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MANAGER OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MANAGER TO THE EFFECT THAT A TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF THESE SECURITIES IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THE COMPANY AGREEMENT OF THE COMPANY.

8.             Miscellaneous.

(a)          All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, if to the Investor, at the Investor’s address set forth below, and if to the Company, 901 Mopac Expressway South, Building V, Suite 100, Austin, Texas 78746, or at such other address as shall have been provided in writing to the party giving such notice.

(b)          This Agreement shall be construed in accordance with and governed by the internal laws of the State of Texas, exclusive of principles of conflicts of law.

(c)          This Agreement may be amended only by a writing executed by all parties hereto.

(d)          This Agreement and the representations and warranties contained herein, and the indemnification provisions of paragraph 6 hereof, shall survive the issuance of the Units and shall be binding upon the heirs, executors, legal representatives, administrators, successors and assigns of the Investor.

(e)          Headings are used for convenience only and are not a part of the text. All terms used in any one number or gender shall be construed to include any other number or gender as the context may require.

[Signature page follows.]

The Investor has executed this Agreement as of the 2nd day of December, 2021.

Entity or Trust Signature:		Individual Signature:

HNR DONNA LLC
Signature (Individual)

By:	/s/ Jesse Prince
	Jesse Prince, Manager	Print Name

Individual Retirement Accounts:

Title of Account		Signature (Account Holder)

Administrator Name		Print Name

By:
Print Name:
Print Title:

Physical address:	Physical address:

P. O. Box 132 E. 43rd St.
Suite 441
New York, NY 10017

Email address:	Email address:

Social Security Number of Individual or	Social Security Number of Individual or
Taxpayer I.D. Number	Taxpayer I.D. Number

ACCEPTED:

THE KELSEY HOWARD LANE PARTNERS LLC,
a Texas limited liability company

By:	/s/ Stuart B. Shaw
	Name: Stuart B. Shaw	Date
Title: Manager